Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of November 9, 2023 (this “Supplemental Indenture”), is made among Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), Canada’s Wonderland Company, a Nova Scotia unlimited liability company (“Cedar Canada”), Magnum Management Corporation, an Ohio corporation (“Magnum”), Millennium Operations LLC, a Delaware limited liability company (“Millennium” and together with Cedar Fair, Cedar Canada and Magnum, the “Issuers”), the undersigned guarantors (the “Guarantors”) and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 27, 2019, as supplemented by the First Supplemental Indenture, dated as of July 29, 2020 (the “Indenture”), providing for the issuance of the Issuers’ 5.250% Senior Notes due 2029 (the “Notes”) and the related guarantees;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders (as defined herein) of at least a majority of the aggregate principal amount of Notes then outstanding;

WHEREAS, the Issuers have solicited consents from holders of the Notes (the “Holders”) with respect to the amendments set forth in Article II hereof (collectively, the “Amendments”), pursuant to the Consent Solicitation Statement, dated November 3, 2023 (the “Consent Solicitation Statement”);

WHEREAS, the Issuers have received and delivered to the Trustee evidence of the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding to effect the Amendments under the Indenture;

WHEREAS, the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 9.06 and 11.04 of the Indenture;

WHEREAS, the Issuers have requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1.    Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined and the rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

AMENDMENTS

Section 2.1.    Amendments to the Indenture. The Amendments, as set forth in this Article II, shall apply to the Notes.

Section 2.2.    Definitions. Section 1.01 of the Indenture is hereby amended by inserting the following definitions in the Indenture in the correct alphabetical order:

“Limited Condition Transaction” means the business combination of Cedar Fair and Six Flags Entertainment Corporation (“Six Flags”) pursuant to the Merger Agreement; provided that for purposes of determining compliance with Section 4.07, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to Six Flags or any of its Subsidiaries unless and until the closing of the Limited Condition Transaction shall have actually occurred.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 2, 2023, by and among Cedar Fair, Six Flags, CopperSteel HoldCo, Inc. and CopperSteel Merger Sub, LLC, as amended, supplemented or otherwise modified from time to time.

Section 2.3.    Measuring Compliance. The following provision regarding Measuring Compliance is hereby added as a new Section 4.18 of the Indenture:

Section 4.18     Measuring Compliance.

(a)    When calculating the availability under any basket or ratio under this Indenture, including, without limitation, the Consolidated Secured Indebtedness Leverage Ratio and the Total Indebtedness to Consolidated Cash Flow Ratio, in each case in connection with the Limited Condition Transaction and any actions or transactions related thereto, the date of determination of such basket or ratio and of any default or event of default blocker shall, at the option of Cedar Fair, be the date the Merger Agreement was entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Cash Flow of Cedar Fair or Six Flags) at or prior to the consummation of the Limited Condition Transaction, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of the Limited Condition Transaction or related transactions; provided further, that if Cedar Fair elects to have such determinations occur at the time of entry into the Merger Agreement, any such transaction shall be deemed to have occurred on the date the Merger Agreement was entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of the Merger Agreement and before the consummation of the Limited Condition Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to the Limited Condition Transaction) shall not reflect the Limited Condition Transaction until it is closed.

(b)    Whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of Cedar Fair.

ARTICLE III

MISCELLANEOUS

Section 3.1.    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.2.    Governing Law etc. This Supplemental Indenture shall be governed by and subject to the provisions set forth in Section 11.08 and Section 11.15 of the Indenture.

Section 3.3.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.4.    Ratification of Indenture; Supplemental Indenture Part of Indenture.

(a)    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

(b)    The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the Amendments shall become operative only upon the payment of the Consent Payment (as defined in the

Consent Solicitation Statement). The Issuers shall notify the Trustee promptly after the Consent Payment is paid or if the Issuers shall determine not to pay the Consent Payment. If the Issuers elect to pay the Consent Payment, they shall furnish to the Trustee an Officer’s Certificate certifying that the Amendments are operative upon such payment. The Issuers hereby represent, warrant and certify to the Trustee that the Holders of at least a majority in aggregate principal amount of the Notes outstanding have provided consents to the execution of this Supplemental Indenture.

Section 3.5.    Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.6.    Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.7.    Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuers and the Guarantors, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CEDAR FAIR, L.P.,
as an Issuer

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Executive Vice President and Chief Financial Officer

CANADA’S WONDERLAND COMPANY,
as an Issuer

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Secretary and Chief Financial Officer

MAGNUM MANAGEMENT CORPORATION,
as an Issuer

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Executive Vice President and Chief Financial Officer

MILLENNIUM OPERATIONS LLC,
as an Issuer

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to 2029 Supplemental Indenture]

CALIFORNIA’S GREAT AMERICA LLC
CAROWINDS LLC
CEDAR FAIR SOUTHWEST INC.
CEDAR POINT PARK LLC
DORNEY PARK LLC
GALVESTON WATERPARK LLC
GEAUGA LAKE LLC
KINGS DOMINION LLC
KINGS ISLAND COMPANY
KINGS ISLAND PARK LLC
KNOTT’S BERRY FARM LLC
MICHIGAN’S ADVENTURE, INC.
MICHIGAN’S ADVENTURE PARK LLC
NEW BRAUNFELS WATERPARK LLC
SAWMILL CREEK LLC
VALLEYFAIR LLC
WONDERLAND COMPANY INC.
WORLDS OF FUN LLC,
as Guarantors

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to 2029 Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to 2029 Supplemental Indenture]